Exhibit 10.1

CONFIDENTIAL TREATMENT REQUESTED
CONFIDENTIAL PORTIONS OF THIS DOCUMENT HAVE BEEN REDACTED AND HAVE BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. INFORMATION THAT WAS OMITTED IN THE EDGAR VERSION HAS BEEN NOTED IN THIS DOCUMENT WITH A PLACEHOLDER IDENTIFIED BY THE MARK "[***]."

July 14, 2016

Chris Linthwaite

Dear Chris:
I am pleased to offer you a position with Fluidigm Corporation (the “Company” or “Fluidigm”) as President, reporting to the Chief Executive Officer of the Company. Other terms of your employment include:
Start Date: August 1, 2016
Compensation:
Your annual base salary will be $450,000 payable by direct deposit on a semi-monthly basis less all applicable tax withholdings and statutory and other deductions. Currently salaries are reviewed annually. Note, however, that Fluidigm is under no obligation to increase salary as a result of such review or at any other time.
Bonus Target:
You will be eligible to participate in Fluidigm’s executive annual bonus program which is based on achievement of targets or performance criteria as may be specified by Fluidigm’s Board of Directors (the “Board”). The terms and conditions of the executive annual program may be amended or varied from time to time at the sole discretion of the Board. Your target annual bonus for 2016 is 60% of your annual base salary, subject to all applicable federal and state taxes, payable in Q1 of 2017 and pro-rated on a monthly basis. The primary principle for payout of the annual bonus is “pay for performance.”

Equity Awards:
Subject to approval by our Board (or a committee authorized by the Board), Fluidigm will grant you (i) a stock option to purchase 140,000 shares of Fluidigm Common Stock (the “Option”) at a price per share equal to the fair market value per share of the Common Stock on the date of grant and (ii) 14,000 restricted stock units (the “RSU Award” and, together with the Option, the “Equity Awards”). The Equity Awards will be granted to you only if you remain an employee of the Company through the grant date. Each of the Equity Awards shall be subject to the terms and conditions of Fluidigm’s equity plan and an equity award agreement between you and Fluidigm, including vesting requirements.

The Option will be scheduled to vest as to 25% of the shares subject to the Option on the first anniversary of the vesting start date, and as to 1/48th of the shares subject to the Option on each monthly anniversary thereafter, in all cases subject to your continued service with Fluidigm through the applicable vesting date.

Assuming your start date is in August 2016, the RSU Award will vest as to 100% of the shares only if there is at least [***] growth in the Company’s revenues during the four Company fiscal quarters beginning with the fiscal quarter in which your start date occurs against the four Company fiscal

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

quarters prior to the fiscal quarter in which your start date occurs (e.g., if you start in Q3 2016, then revenue for Q3 2016 through Q2 2017 versus Q3 2015 through Q2 2016), subject to your continued service through the date the equity plan’s administrator certifies achievement of the performance goal (the “Certification Date”). For clarity, no portion of your RSU Award will vest if your service with Fluidigm is terminated before the Certification Date or the performance-based goal is not achieved.

No right to any stock is earned or accrued until such time that vesting occurs, nor does the grant confer any right to continue vesting or employment. You are eligible for accelerated vesting as set forth in the Severance Agreement.

Severance Agreement:
As an executive of the Company, you will become party to the Company’s customary Employment and Severance Agreement (the “Severance Agreement”). The Severance Agreement is incorporated herein by reference.

Benefits:
You will be eligible to participate in any of the employee benefit plans or programs Fluidigm generally makes available to its executive employees, pursuant to the terms and conditions of such plans as may be in effect from time to time, except that with respect to life and accidental death and dismemberment insurance, you will be covered up to $2 million. Fluidigm may from time to time alter the terms of the benefit plans or programs in their sole discretion.

Workers’ Compensation Insurance:
The Company provides a comprehensive workers’ compensation insurance program at no cost to employees. This program covers any injury or illness sustained in the course of employment that requires medical, surgical or hospital treatment. Insurance carrier: Preferred Employers Group - PO BOX 85838, San Diego, CA 92186, phone number (866) 472-9602.
Confidentiality and Company Policies:
It is important to protect our confidential information and proprietary material. Therefore, as a condition of employment you will be required to sign the Company’s standard Confidential Information, Invention Assignment, and Arbitration Agreement (the “Agreement”). Please note that we must receive your signed Agreement before your first day of employment.

As a Fluidigm employee, you will be expected to abide by Fluidigm’s rules and standards. Specifically, you will be required to sign an acknowledgment that you have read and that you understand Fluidigm’s rules of conduct.

Background check: This offer is contingent upon successfully passing your background check.
Reference checks: This offer is contingent upon successfully passing your reference checks.
Employment Authorization:
You will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship may be terminated.

At-Will Employment:
Your employment with Fluidigm is for no specified period and constitutes at‑will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, Fluidigm is free to conclude its employment relationship with you at any time, with or without cause, and with or without notice. We request that, in the event of resignation, you give Fluidigm at least two (2) weeks’ notice.

Other:
We also ask that, if you have not already done so, you disclose to Fluidigm any and all agreements relating to your prior employment that may affect your eligibility to be employed by Fluidigm or limit the manner in which you may be employed. It is Fluidigm’s understanding that any such agreements will not prevent you from performing the duties of your position and you represent that such is the case. Moreover, you agree that, during the term of your employment with Fluidigm, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which Fluidigm is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to Fluidigm; provided, however, that beginning on the date 18 months following your start date, you will be permitted to serve as a non-employee member of the board of directors of up to two privately-held companies that are non-competitive with the Company, subject to compliance with Fluidigm’s code of conduct and approval by the Board. Similarly, you agree not to bring any third party confidential information to Fluidigm, including that of your former employer, and that in performing your duties for Fluidigm you will not in any way utilize any such information.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

This letter, and your employment hereunder, shall be governed by and construed in accordance with the laws of the State of California. In addition, Fluidigm may change your compensation, duties, assignments, responsibilities, location of your position, or any other terms and conditions of employment at any time to adjust to the changing needs of our dynamic Company.

In the event of any dispute or claim relating to or arising out of our employment relationship, you and Fluidigm agree that (i) any and all disputes between you and Fluidigm shall be fully and finally resolved by binding arbitration, (ii) you are waiving any and all rights to a jury trial but all court remedies will be available in arbitration, (iii) all disputes shall be resolved by a neutral arbitrator who shall issue a written opinion, (iv) the arbitration shall provide for adequate discovery, and (v) Fluidigm shall pay all the arbitration fees, except an amount equal to the filing fees you would have paid had you filed a complaint in a court of law.
You and the Company agree that all such disputes shall be fully and finally resolved by binding arbitration conducted by the Judicial Arbitration & Mediation Services (“JAMS”) in Santa Clara County California. The current JAMS employment arbitration rules & procedures can be found at http://www.jamsadr.com/rules-employment-arbitration/. The JAMS employment arbitration rules & procedures may, however, be amended by JAMS.)
This offer expires on July 21, 2016, unless you accept prior to this date. To indicate your acceptance of this offer, please sign and date this letter in the space provided below and return it in the envelope provided to me, 7000 Shoreline Court, Suite 100, South San Francisco, CA 94080. A copy is provided for your records.
This letter, the Severance Agreement and any agreement relating to proprietary rights between you and the Company (including, the Agreement) set forth the terms of your employment with Fluidigm and supersede any prior representations or agreements, whether written or oral. This letter may not be modified or amended except by a written agreement, signed by the Company and by you.
Our employees are committed to the success and growth of our business.  At Fluidigm, we believe that our values are not just words on paper – they are a statement of our character.  Fluidigmers should:  Win as a team; Work hard and with passion; Be strong; Be aggressive; Do what you say you will do; Sweat the details; and Keep learning.  We believe our values define who we are as a company and as employees of Fluidigm.  We aspire to live by these values each day and work hard to exhibit these traits because these are the things that are worth believing.
Chris, I have really enjoyed getting to know you, while being consistently impressed with your acumen. I am certain we can build a great company together.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Sincerely,

/s/ Gajus Worthington
Gajus Worthington
President & Chief Executive Officer
Fluidigm Corporation

ACCEPTED AND AGREED TO:

/s/ Chris Linthwaite        14 July 2016
Chris Linthwaite    Date

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.